EXHIBIT 10.48

Agreement on Short Message Service Cooperation

Party A: Guangdong Mobile Communications Corporation
Party B: Beijing SINA Internet Information Services Co., Ltd.

Guandong Mobile Communications Corporation (hereinafter referred to as “Party A”) is a network operator approved by the competent authority in charge of information industry under the State Council, mainly engaged in providing mobile network telephone service (including voice message, data and multimedia) to the general public within Guangdong Province.

Beijing SINA Internet Information Services Co., Ltd. (hereinafter referred to as “Party B”) uses wireless interconnections as its major platform to provide a range of mobile message services to customers who can access the Internet via mobile terminal or PCs.

To fully bring into play each party’s advantage in its respective service area and to provide Monternet short-message service to “GoTone” and “M-Zone” and “Shenzhouxing” subscribers in Guangdong and other subscribers permitted by Party A, the parties hereby conclude the following agreement with respect to short-message service cooperation based on the principles of equal benefit, advantage sharing and mutual development.

Article 1 Contents of Cooperation Project

1)	As a provider of the short-messaging platform, Party A shall provide networking channels to Party B with compensation.

2)	Party B shall use Party A’s short-messaging system to provide the following information and application services to Party A’s “GoTone” and “M-Zone” and “Shenzhouxing” subscribers, and other subscribers permitted by Party A. Party B shall, according to subscribers’ subscription, provide timely information services with quality to subscribers.

3)	Party A shall use its billing and business supporting system to provide Party B with billing and fee collection service. Service fees collected shall be shared by both parties.

Article 2 Party A’s Rights and Obligations

1)	Party A shall have the right to verify operation license for internet information services or operation license for telecom value-added services, credit certificate, business license, source of information, bank account and other materials relating to the normal operation of business provided by Party B.

2)	Party A shall provide short-message service to the short-message gateway provided by Party B, and shall be responsible for providing Party B with short-message gateway and short-message traffic volume control. Party A shall have the right to timely adjust short-message traffic volume according to its short-message center’s capacity.

3)	Any expansion of Party B’s business or its application to alter its business must be subject to Party A’s review within 10 days upon submission of related materials by Party B.

4)	Party A shall have the ownership of its mobile phone users and the right to learn the truth about Party B’s business and have the right to request Party B to provide Party A with customer information, business profile, log and statistics relating to Party B’s Monternet services.

5)	Party A shall have the right to stipulate management regulations of the Monternet services, performance examining items, and standards and documentation of customer services that Party B shall comply with and implement according to Party A’s requests. Party A shall carry out examines on Party B’s performance according to the above-mentioned management regulations. Party A shall reward or penalize Party B accordingly in accordance with such evaluation results, details included in Measures for Evaluation, Rewards and Penalty of Guangdong Monternet SMS SPs. Party B shall develop its Monternet business in accordance with the customer service requirements of Party A and any complaint against Party B shall be approached with reference to Guangdong Administrative Regulations on Monternet Customer Services.

6)	Party A shall provide Party B with a system to identify and verify user registration and log-on information, which system shall be connected with Party B’s content service system, and the subscriber data recorded by such system shall be the controlling information on the subscribers’ using of Party B’s services.

7)	Party A shall provide Party B with a customer service number for the customer to make complaint and enquire calls. And Party A’s customer service center shall be the party to make final confirmation and distribution of Monternet customer service problems, Party B’s customer service personnel or customer service system shall assist Party A to analyze and deal with customers’ business-related complaints and enquiries. Party A shall have the right to forward to Party B customer enquiries and complaints caused by non-network communication problems arising from such business. Party A shall be liable for such customer enquires and complaints caused by network communication problems.

8)	Party A shall collect the service fee from subscribers for Party B based on Party A’s billing information.

9)	Party A shall provide Party B with the traffic volume information of the short-messages sent via the short-message gateway used by Party B. Such traffic volume information shall be the basis for the settlement of short-message service fee.

10)	Party A shall have the right to verify the profit forecast of the parties provided by Party B to Party A prior to the commence of the service.

11)	Party A and Party B may jointly engage in marketing and customer advertisement. Party A shall have the right to request Party B to identify the brand of “MONTERNET” upon Party A’s examination and approval. In the event that Party B’s promotion and advertisement involves Party A’s corporate name and other brand specifications, it shall be subject to Party A’s prior examination and approval.

Article 3 Party B’s Rights and Obligations

1)	Party B shall provide Party A with true and reliable operation license for internet information services or operation license for telecom value-added services, credit certificate, business license, source of information and bank account and other materials relating to the normal operation of business, and guarantee that the billing for such information services complies with relevant regulations of the state pricing authority.

2)	Party B shall comply with relevant state policies, laws, decrees in regard to telecommunication and internet information. Party B shall ensure the information content provided by it not to violate relevant state laws, regulations and policies, and ensure not to use Party A’s system deliver nine categories of illegal information listed in Information Source Networking Information Safety and Security Liability Statement (Appendix 4). Party B shall be responsible for filtering the information content provided to subscribers (including the information content edited by subscribers via Party B’s websites), and eliminating each sort of unhealthy or illegal information.

3)	In the event that Party A receives customers complaints with respect to transmitting illegal information, Party B shall furnish Party A’s customer service department its preliminary response within 2 hours and find out the reasons within one working day, and Party B shall be responsible for immediately ceasing transmitting illegal information.

4)	Party B shall verify subscribers’ true identity and display calling number along with the short-message, and no anonymous short-message or short-message with only nick name displayed shall be delivered to other subscribers’ mobile telephone (except chatting business of virtual community).

5)	Party B shall strictly control any function of group short-message service provided by it and ensure a piece of short-message can be delivered to at most 1-2 calling numbers.

6)	During the term of this Agreement, Party B shall not, through either channel and on either level of business, communicate to third parties Party A’s mobile data application business. Party B shall establish a separate database for Party A’s mobile subscribers (135-139), which is separated from the subscribers of the third parties. Party B shall not, by means of any sort of business (including short-message chatting, edited short-message and delivering short-message via internet, etc.) and at its own discretion, realize disguised connection between Monternet business and the third party.

7)	Within the term of this Agreement, Party B shall not deliver advertisement or other irrelevant information to subscribers. Any expansion or alternation of Party B’s business shall be subject to Party A’s review and approval, and be verified by Party A’s billing examination. Party B shall duly furnish Party A the business materials that need to be accepted by Party B.

8)	Within the term of this Agreement, Party B shall furnish Party A, according to Party A’s requirement, a report with the data including status of subscriber development, subscriber classification, subscriber using customs, and business forecast, etc., and duly transfer Party A the subscribers materials necessary for managing such business, and ensure that Party A’s subscriber database is upgraded. Party A shall keep such information confidential in according with Article 6 “Confidential Clause”. Party B shall be responsible for providing system to keep a log and shall keep historical records for at least one month.

9)	Party B shall ensure that subscribers are well aware of the price, content and the means by which such services are provided prior to the subscribers accept each service provided.

10)	On the basis of the principle of voluntaries, Party B shall obtain subscriber’s consent prior to Party B providing its services, and shall, according to subscribers’ customization requirements, provide subscribers with duly information service with correct quality and quantity.

11)	Party B shall comply with and implement Party A’s management regulations, standards and documentation of customer service with respect to Monternet business, and accept Party A’s inspection and supervision. If Party B withdraws from providing Monternet service for whatever reason (including compulsory withdraws in Party A’s examination), Party B shall be responsible for providing a one-month grace period, within which Party B shall continue providing its service and make an announcement of ceasing service on its website (WWW/WAP) or through other channels.

12)	Party B shall be responsible for handling customer enquiries and complaints that are not caused by internet gateway, and establish effective channels for complaints to which Party A’s customer services center can forward the complaints. Party B shall assume the ultimate liability to customer for those customer complaints for which neither Party A nor Party B can reasonably explain.

13)	Party B shall be responsible for include the characters of collecting service fee to each message submitted according to format required by Party A.

14)	Party B shall be solely liable for tax payment on its profit.

15)	Party A shall issue a formal invoice to Party A for such information service fee collected from Party A.

16)	Party B shall actively engage itself in marketing and customer promotion. The content of Party B’s promotion and advertisement shall include the “MONTERNET” brand as required by Party A.

17)	Within 6 months after the entry into force of this Agreement, Party B shall not, in Guangdong Province, conduct the same or similar short-message business listed in the Appendix of this Agreement with the third party.

Article 4 Maintenance Responsibilities

1)	Responsibilities for maintenance of the parties shall be divided at the point where the parties’ equipments connect; each Party shall perform its respective obligations to ensure the normal operation of its business.

2)	Detailed responsibilities of the parties are listed in Appendix 1 hereto.

Article 5 Billing and Settlement

1)	Party A shall be entitled to the transmission fee arising from subscribers’ or Party B’s using of short-message function. And Party A shall jointly share the service fees paid by subscribers with Party B based on a certain ratio.

2)	If subscribers refuse to pay the service fees due to the quality of Party B’s service, such unpaid sum shall be deducted from Party B’s service fees.

3)	In case Party B fails to include the characters of collecting service fee to each message submitted according to format required, Party A shall not include such sum in the services fees collected for Party B and Party B shall be solely liable for any consequence arising therefrom.

4)	Detailed method for billing and settlement is set forth in Appendix 2 hereto.

Article 6 Confidentiality

1)	Both parties shall be responsible to keep confidential all the customer materials obtained from such services.

2)	Proprietary information received by one Party from the other Party (the “Disclosing Party”) that is developed, created, discovered or learned by the Disclosing Party, or transferred to the Disclosing Party, and is of commercial value to the business of the Disclosing Party, including but not limited to relevant commercial secret, computer program, design techniques, idea, know-how, process, data, business and product development plan, customer information relating to the business of the Disclosing Party and other information, or confidential information that the Disclosing Party receives from another party, shall remain the property of the Disclosing Party, the other Party shall keep confidential any and all proprietary information, and without prior written consent of the Disclosing Party, shall not use or disclose such proprietary information to any individual or entity, except for the purpose of normal performance of the obligations hereunder.

3)	Both parties shall be responsible to keep confidential this cooperation and the terms and conditions of this Agreement. Without prior written consent of the other Party, neither Party shall disclose to any third party details of the cooperation between the parties and the terms and conditions of this Agreement.

Article 7 Breach of Agreement

1)	If this Agreement cannot be performed due to any Party’s violation of this Agreement, the other Party shall have the right to terminate this Agreement.

2)	If any party breaches any obligations under this Agreement and incurs bad social impact or economic losses to the other party, the other party shall have the right to hold the party in breach responsible for such breach, requires the party in breach to reverse such impact and make corresponding compensations, and to terminate this Agreement.

Article 8 Force Majeure

Any party hereto shall not be held responsible for the other party’s economic losses or the failure or delay to perform all or any part of this Agreement due to force majeure events that could not be predicted and the result of which cannot be controlled or prevented. However, the party affected by such force majeure events shall promptly provide the other party with written notice of such occurrence and, within 15 days thereafter, send a valid certificate issued by the relevant authority explaining the details of such events and the reason for its failure or delay to perform all or any part of this Agreement. Both parties shall negotiate the performance or termination of this Agreement according to the degree of impact on the performance hereof caused by such events.

Article 9 Amendment or Modification

1)	During the cooperation between the Parties, relevant business management requirements and relevant customer management requirements stipulated by Party A for the Monternet shall be incorporated as a supplement hereto. If there is any conflict between the provisions of this Agreement and the management requirements, the management requirements shall prevail. Both parties agree to negotiate on the conflicting provisions, and execute a supplemental agreement.

2)	If any party hereof intends to modify or terminate this Agreement, it shall provide written notice to the other party at least 15 days prior thereto. Notice in oral form shall be invalid. Any dispute arising from the termination of this Agreement shall be negotiated in order to reach a resolution between the parties.

3)	Any issues not included in this Agreement shall, upon agreement through amicable negotiations between the parties, be included as a written supplement hereto.

4)	This Agreement shall be governed by the laws of the People’s Republic of China. If the Parties hereto fail to resolve dispute by negotiation, either Party may file an action in front of the court of the place where Party A is located.

5)	This Agreement shall enter into force after being signed by the representatives of the Parties and affixed with the official seal of the Parties; the term hereof shall be two years, which is renewable upon agreement by both Party A and Party B through consultation.

6)	This Agreement and its Appendixes are made into four counterparts, every two for each party, all with equal legal effect.

Appendix 1: Maintenance Responsibilities
Appendix 2: Billing and Settlement
Appendix 3: Company Information
Appendix 4: Information Source Networking Information Safety and Security Liability Statement

Party A: Guangdong Mobile Communications Corporation
Authorized Representative: /S/
Date: March 23, 2004

Party B: Beijing SINA Internet Information Services Co., Ltd.
Authorized Representative: /S/
Date: March 23, 2004

Appendix 1: Maintenance Responsibilities

A. Diagram of the Maintenance Sections:

Translation
¶ÌÏûÏ¢Íø1Ø Short message gateway —— —
ÒÆ¶¯1/4Æ·ÑÖÐÐÄ Mobile charging center —— —
¶ÌÏûÏ¢ÖÐÐÄ Short message center —— —
ÒÒ·1/2 Party B —— —
[1]«Íø£¨°üÀ¨internet DDN µÈ£© Public net (including internet¡¢DDN) —— —
1/4×·1/2ÄÚ2¿Íø Intranet of Party A —— —
ÆäËû·1/2Ê1/2 Other ways —— —
ÓÃ»§ÉêÇë User application —— —
×øÏ¯Ì¨ Customer service center —— —
ÓÃ»§ÊÖ»ú User’s mobile —— —
1/4×·1/2ÔðÈÎ Party A’s obligation —— —
ÒÒ·1/2ÔðÈÎ Party B’s obligation —— —

B. Party A’s Rights and Obligations

1)	Party A shall contribute necessary software and hardware required by its short-message system.

2)	Party A shall assist Party B to connect Party B’s server to its short-message gateway.

3)	Party A shall be responsible for providing Party B with the relevant technical agreement specifications and interface technical specifications.

4)	Party A shall be responsible for maintaining the normal operation of the network telecommunications, and assume responsibility for network problems not caused by Party B. Party A shall reserve his right to restrict delivery of any mass of short-messages abnormal and overloaded, which may impact upon the operation safety and security of Party A’s network.

5)	Party A shall provide Party B with the statistics for the information traffic volume through the telecommunications channel used by Party B, and ensure the reliability and timeliness of such statistics data, and assume responsibilities for any damages caused thereby.

6)	Party A shall notify Party B in advance for any transmission interruption caused by testing, maintenance or other foreseeable reasons, including the reason, time and period of such transmission interruption.

7)	Party A shall ensure to immediately notify Party B for any transmission interruption caused by unforeseeable reasons such as gateway problem or other problems.

C. Party B’s Rights and Obligations

1)	Party B shall be responsible for construction and maintenance of its own “information service” system, including all hardware equipment, system testing, activation, system maintenance, daily service management, marketing promotion and expenses that relate to such business.

2)	Party B shall be responsible for the connection Party B’s system and Party A’s short-message gateway, and expenses for the application, lease and maintenance of relevant telecommunication lines.

3)	Party B shall be responsible for editing, review and composition of the information it provides, and ensure that the information is timely, exact, true, reliable and legal, and assume corresponding liabilities thereto.

4)	Party B shall be responsible for establishing the website column “Monternet – My Service”. After the customers log in such website, the “Monternet – My Service” column shall be displayed at remarkable place of the webpage. The items of the column shall include the list of all services customized for such subscriber at such website, and following each specific service list provide the function of enquiry and withdraw of such service. The set-up of the customization interface during customizing short-message shall make convenient for customers to know the items and services provided by SP, and the clear and specific billing standards shall be stipulated and include at least verifying, adding, deleting, modifying, checking out and other basic service functions; following the success of subscribers’ customizing service, the system shall prompt the subscriber that “this service has been added to ‘Monternet-My Service’ column, if you want to enquiry or withdraw this service, please click ‘Monternet-My Service’.

5)	Party B shall ensure that the testing, activation and modification of its system would not be carried out at busy hours of Party A’s business. The works that may seriously impact subscribers shall be conducted at late night. Party B shall ensure the above mentioned works would not affect the normal operation of Party A’s network and assume corresponding liabilities for any damages caused thereby to Party A’s network system.

6)	Party B shall make prior notice to Party A in writing for the testing, activation and modification of its system, and notify subscribers of the same through effective means such as email, advertisement or short message upon Party A’s confirmation thereof, and shall reduce the impact on subscribers to the minimum degree.

7)	During the cooperation, Party B shall observe Party A’s emergency adjustment to the volume of short-message for the purpose to ensure the normal and stable operation of short-message services.

8)	Party B undertakes not to create any overload traffic volume that may harm to safety and security of the network when transmitting short-messages to Party A’s communication platform.

9)	Party B shall provide 7-days-a-week and 24-hours-a-day system maintenance.

Appendix 2: Billing and Settlement

1)	With respect to the local service, Party B shall include the characters of collecting service fee to each message submitted according to Party A’s unified format requirements.

2)	The means of payment of information fee is: Party A shall charge the subscribers service fee RMB 0.10 Yuan/message for uplink messages, and charge Party B service fee RMB 0.05-0.08 Yuan/message for ill-balance downlink messages as follows:

Mobile-terminated
(MT) short message	Charge Standard	Calculation
flow (usage/month)	(Yuan/usage)	X= (MT-MO) usage/month

Less than 100,000	0.08	X×0.08, at least RMB 2000 Yuan

100,000 to 300,000	0.07	(X-100,000) ×0.07+100,000×0.08

300,000 to 1,000,000	0.06	(X-300,000) ×0.06+200,000×0.07-100,000×0.08

		(X-1,000,000) ×0.05
		+
Exceeding 1,000,000	0.05	700,000×0.06+200,000×0.07+100,000×0.08

i)	All MT short messages are free of charge during the testing period.

ii)	Party B may be entitled to the lowest Fee principal for MT short messages in the first three months of the service, i.e., RMB 2000 Yuan per month.

3)	Range of Service Fee

i)	Minimum: no lower than the cost price, exclusive of special services.

ii)	Maximum:

Not higher than 2 Yuan/usage for those short messages charged by usage;

30 Yuan per month at most for those monthly based packet services;

The total service fee shall be 30 Yuan per month at most for those subscribed services charged by usage;

Some special services with high costs shall be applied separately.

iii)	Free services

Service introduction, MT customer service messages;

MT messages for password delivery;

Instruction messages related to prices, subscription confirmation, customer service hotline, subscription cancel, and etc.

iv)	Price adjustment on service fee shall be conducted at least six months away from the previous one.

4)	Fee principals for monthly subscription based service

Regarding monthly subscription based SMS services, Party B may charge customers one month fee if the period of its service provided to customer exceeds 15 days but less than a month. It shall not charge customers when and if the period of its services provided to customer is less than 15 days. Following is specific principals:

i)	Users shall not be charged in the first month if such monthly subscription based service is provided by Party B after the 15th day of the month;

ii)	Users shall not be charged in the first month if they subscribe the monthly subscription based SMS service after the 20th day of the month.

Meanwhile, Party B shall send such monthly subscription based SMS billing to internet gateway 72 hours after the subscriptions had fulfilled the fee principals; and subscribers shall not be charged if they cancel the subscription during such period.

5)	Party A and Party B shall share SMS service fees on a 15:85 basis and Party A shall collect Party B’s portion of fees from subscribers for the latter.

6)	Billing for such services fee shall based on the daily successful translation record provided by Party A to Party B. Settlement will be one month after the actual delivery of the services.

7)	The parties hereto shall, on the 15th of each settlement month, jointly review and check the due and actual service fee of previous month, and conduct settlement before the 25th of each settlement month upon confirmation.

8)	In case of any dissent over statistic data between both parties, statistics of Party A shall prevail where the deviation is no more than 6%; otherwise the parties hereto shall re-check the data and approach reasonably, and such recheck shall be conducted within 3 working days after the settlement related data being available, or otherwise will be deemed as invalid.

9)	Party A shall conduct settlement on message service fee with Party B on the date specified by the Management Method, and Party A has the right to refuse such settlement in the event that Party B fails to pay breach penalty and others related expenses promptly.

Appendix 3: Company Information

1.	Company’s Name in Full: Beijing SINA Internet Information Services Co., Ltd.
Legal representative: Wang Yan
Address: Floor 18, Building C, Soho, No.88 Jianguomen Road, Chaoyang District, Beijing 100022,PRC
Tel: 010-65665009

2.	License No.: ICP Certificate No.: Jing ICP 000007 Valid period: From April 30th, 2002 to December 29th, 2005 Issued by: Beijing Communication Administration Bureau

3.	License Serial No. of bank account opening: 0939140
Name: Beijing SINA Internet Information Services Co., Ltd.
Account No.:1587865910001
Accounting Bank: China Merchant Bank Shuangyushu Branch
Issuing Bank: Bank of China

4.	Customer service (7×24hrs) E-mail: gzkf@staff.sina.com.cn Person in-charge: Yang Hongcai Contact Tel (Mobile phone, not to be changed during the cooperation): 13826421332 Website: sms.sina.com.cn

5.	Internet Access: SMS/WAP : sms/wap Place: Provincial Center IOD platform/gateway provided by Asiainfo.

Appendix 4: Information Source Networking Information Safety and Security Liability Statement

     Information source Accountability Company accesses into China Mobile Internet (CMNET) or short-message gateway (including short-message information platform IOD, short-message center) of Guangdong Mobile Communications Corporation, and guarantees to abide by the following regulations:

1)	Observe relevant law, administrative regulations and management regulations of the country; strictly implement information safety and security management stipulations.

2)	Shall not use China Mobile Internet (CMNET) or short-message gateway (including short-message information platform IOD, short-message center) for any illegal or criminal activities that may harm to national security, or disclose national secretes; shall not use China Mobile Internet (CMNET) or short-message gateway (including short-message information platform IOD, short-message center) to compose, refer, copy and transmit any information that may violate constitution and law, hamper public security , disrupt national unification, disrupt solidarity of the nationalities, or any pornographic or violent information; shall not use China Mobile Internet (CMNET) or short-message gateway (including short-message information platform IOD, short-message center) to transmit any information that may contain any of the following:

i)	be against the basic principles established by the constitutional law;

ii)	jeopardize state security, betray national secretes, subvert national political power, disrupt national unification;

iii)	harm to national glory and benefit;

iv)	incite hatred or discrimination of nationalities, disrupt solidarity of the nationalities;

v)	disrupt national religious policies, advocate heresy and superstition;

vi)	spread rumors, disturb social order, disrupt social stability;

vii)	spread obscenity, pornography, gamble violence, homicide, terrorism, or solicit a crime;

viii)	insult and slander others, infringe other’s legal rights and benefits;

ix)	contain other items that are prohibited by laws and administration regulations.

If any above mentioned illegal or criminal activities and harmful information is found, measures must be immediately taken to suppress, and report to relevant competent authorities in time.

3)	The information provided by information source Accountability Company must be compliance with relevant state intellectual property regulations.

4)	The information source accountability company shall establish effective information security and confidentiality management system and technical safeguard measures, and accept the management, supervision and inspection of relevant competent authorities.

5)	If any violation on above provisions, Guangdong Mobile Communications Corporation shall have the right to take measure shut access channel of relevant information source; meanwhile, hold the accountability company for such violation, and terminate the cooperation with such accountability company. Guangdong Mobile Communications Corporation shall keep this Liability Statement.

Accountability Company: Beijing SINA Internet Information Services Co., Ltd.
Person In Charge: (signature & seal)
Date: March 23, 2004